UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GREENFIRE RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Alberta	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 – 205 5th Avenue SW
Calgary, Alberta	T2P 2V7
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to purchase Common Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No.1 to Form 8-A (“Amendment No. 1”) amends and supplements the Form 8-A originally filed by Greenfire Resources Ltd. (the “Company”) on November 12, 2024 (the “Form 8-A”). Unless otherwise indicated, each capitalized term used and not defined in this Amendment No. 1 has the meaning assigned to such term in the Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

This description amends and supplements the Form 8-A relating to the Rights issued pursuant to the Amended and Restated Shareholder Protection Rights Plan Agreement, between the Company and Odyssey Trust Company, dated as of November 6, 2024, as amended and restated as of December 7, 2024 (the “Amended and Restated Rights Plan Agreement”). Except as set forth below, the description of the Rights in the Form 8-A continues to be applicable.

Under the terms of the Amended and Restated Rights Plan Agreement, the deadline for shareholder ratification of the Plan has been extended from March 18, 2025 to May 6, 2025. The foregoing description of the Amended and Restated Rights Plan Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Plan Agreement, a copy of which is filed as Exhibit 4.1 to this Amendment No.1.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of the Company, dated as of December 9, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Form F-4/A, File No. 333-271381, filed with the SEC on August 11, 2023).

3.2	Amendment to Articles of the Company, dated as of September 19, 2023 (incorporated by reference to Exhibit 1.1.2 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 27, 2024).

3.3	By-laws of the Company, dated as of December 9, 2022 (incorporated by reference to Exhibit 3.2 of the Company’s Form F-4/A, File No. 333-271381, filed with the SEC on August 11, 2023).

4.1	Amended and Restated Shareholder Protection Rights Plan Agreement, dated as of November 6, 2024, as Amended and Restated as of December 7, 2024, between the Company and Odyssey Trust Company.

4.2	Form of Rights Certificate (included as part of Exhibit 4.1 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 10, 2024

GREENFIRE RESOURCES LTD.

	By:	/s/ Tony Kraljic
		Name:	Tony Kraljic
		Title:	Chief Financial Officer

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